Exhibit 10.16

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM

THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND

EXCHANGE COMMISSION.

AMENDMENT NO. SIX TO ASSET PURCHASE AGREEMENT

This Amendment No. Six is made as of this 16th day of February, 2017, by and among Royalty Pharma Collection Trust, a Delaware statutory trust, as successor to both Cypress Bioscience, Inc. (“Seller”) and Proprius, Inc. (“Subsidiary”), and Exagen Diagnostics, Inc., a Delaware corporation (“Purchaser” and, collectively with Seller and Subsidiary, the “Parties”), the parties to that certain Asset Purchase Agreement, dated as of October 8, 2010, by and among the Parties, as amended by Amendment No. One thereto dated March 10, 2011, Amendment No. Two thereto dated August 21, 2012, Amendment No. Three thereto dated February 6, 2013, Amendment No. Four thereto dated October 8, 2013 and Amendment No. Five thereto dated January 26, 2016 (the “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the terms of the Agreement, at the Closing, Purchaser purchased the Diagnostic Business from Seller and Subsidiary;

WHEREAS, in order to better align the payment obligations with the potential economic opportunities of the CB-CAPS Product, the parties wish to amend certain provisions of the Agreement to restructure the payments required to be made to Seller;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Deletion of Section 1.3(d)(iii). Section 1.3(d)(iii) of the Agreement is hereby amended by deleting “[ * * * ]” and inserting in its place:

“[ * * * ] (the “CB-CAPS Monitoring Assay Royalty Prepayment”). In addition, from the date of the First Commercial Sale of the first CB-CAPS Monitoring Assay in any country through December 31, 2023, Purchaser shall pay to Seller royalties of [ * * * ] of the Net Sales of all CB-CAPS Monitoring Assays anywhere in the world (the “CB- CAPS Monitoring Assay Royalty”). The Royalty Prepayment shall be fully creditable against the CB-CAPS Monitoring Assay Royalty. The obligation of Purchaser to pay the CB-CAPS Monitoring Assay Royalty shall expire and shall be of no further effect upon the earlier of (A) the date on which cumulative payments of the CB-CAPS Monitoring Assay Royalty are equal to at least [ * * * ] or (B) January 1, 2024;”

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2. Amendment and Restatement of Section l .3(g). Section 1.3(g) of the Agreement is amended and restated to read as follows:

(g) Purchaser shall, subject to Section 10.17, pay to Subsidiary royalties of [ * * * ] of the Net Sales of any New Product, for sales occurring during the period beginning on the date of the First Commercial Sale of each such New Product and ending on December 31, 2020 (for purposes of clarity, (i) the Parties acknowledge and agree that, until the end of the applicable Royalty Term set forth in Section l.3(e) or (f), as applicable, any New Product that may also be deemed an Existing Product shall be paid the royalties set forth in Section l .3(e) or (f), as applicable, without duplication of royalties set forth in this Section l .3(g) and, following the end of such applicable royalty term, the royalties set forth in this Section l .3(g) shall apply, (ii) the CB-CAPS Monitoring Assay with respect to which the CB-CAPs Monitoring Royalty is paid is an example of a New Product that is also an Existing Product as described in clause (i) of this parenthetical and, as such, Purchaser shall, subject to Section 10.17, pay to Seller royalties of [ * * * ] of the Net Sales of such CB-CAPS Monitoring Assay from the date of the First Commercial Sale of such CB-CAPS Monitoring Assay in any country through the 8th anniversary of the First Commercial Sale of the first CB-CAPS Product in any country, and thereafter through December 31, 2020 shall, subject to Section 10.17, pay to Subsidiary royalties of [ * * * ] of the Net Sales of such CB-CAPS Monitoring Assay); and (iii) the royalties due under this Section l.3(g) with respect to the first CB-CAPS Monitoring Assay are in addition to the CB-CAPS Monitoring Assay Royalty described in Section 1.3(d)(iii); and

3. Amendment to Section l.7(a). The final sentence of Section l.7(a) of the Agreement is amended to delete “December 31, 2011” and replace it with “ December 31, 2018”.

4. Miscellaneous. Except as expressly amended hereby, the Agreement and the Ancillary Agreements shall remain in full force and effect in accordance with the terms thereof. This Amendment No. Six will be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws) and may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. Trustee Capacity of Wilmington Trust Company. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the Parties hereto that (i) this Amendment No. Six is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust agreement of Seller, (ii) each of the representations, undertakings and agreements herein made on the part of Seller is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only Seller and (iii) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of Seller or be liable for the breach or failure of any obligation , representation , warranty or covenant made or undertaken by Seller under this Agreement or any related documents.

The Parties have caused this Amendment No. Six to be executed as of the date first written above.

EXAGEN DIAGNOSTICS, INC.	ROYALTY PHARMA COLLECTION TRUST

By: Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

/s/ Ron Rocca	/s/ Eric A. Kardash
Name: Ron Rocca	Name: Eric A. Kardash
Title: CEO	Title: Assistant Vice President